Exhibit 8.1

TROUTMAN SANDERS LLP Attorneys at Law 875 Third Avenue New York, New York 10022 212.704.6000 telephone troutmansanders.com

December 20, 2016

BRT Realty Trust

60 Cutter Mill Road, Suite 303

Great Neck, NY 11201

Ladies and Gentlemen:

We have acted as counsel to BRT Realty Trust, a Massachusetts business trust (the “Trust”), in connection with the proposed conversion (the “Conversion”) of the Trust into BRT Apartments Corp., a Maryland corporation (the “Corporation”), in accordance with the applicable provisions of the Maryland General Corporation Law and pursuant to the Plan of Conversion, dated as of December 8, 2016 (the “Conversion Plan”). Capitalized terms not defined herein have the meanings specified in the Conversion Plan. At your request we are rendering our opinions concerning certain U.S. federal income tax matters.

The Trust has a number of wholly-owned subsidiaries (“qualified REIT subsidiaries”), the income, liabilities, and assets of which are consolidated with those of the Trust for U.S. federal income tax purposes. This letter refers to the Trust (and after the Effective Time, the Corporation), together with such subsidiaries, as “Consolidated BRT.”

In connection with the opinions rendered below, we have examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinions, and we have assumed that each such document has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended, and is true, correct, and complete in all material respects. Such documents include, without limitation, the following:

1.	The Third Amended and Restated Declaration of Trust of the Trust (the “Declaration”);

2.	The By-laws of the Trust, as amended;

3.	Consolidated BRT’s federal income tax return for its taxable year 2015;

4.	The Forms 10-K of Consolidated BRT (other than documents incorporated therein by reference) for its fiscal year ended September 30, 2015 and September 30, 2016;

Atlanta    BEIJING    CHARLOTTE    Chicago    Hong Kong    New York    Orange County    Portland    RAleigh
Richmond    San Diego    San francisco    Shanghai    Tysons Corner    Virginia Beach    Washington, DC

BRT Realty Trust December 20, 2016 Page 2

5.	The form of the Articles of Incorporation of the Corporation to be filed in connection with the Conversion;

6.	The Conversion Plan;

7.	The form of the Articles of Conversion to be filed in connection with the Conversion;

8.	The registration statement on Form S-4, and any amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission by the Trust on the date hereof; and

9.	The representation letter dated the date hereof delivered to us by an officer of BRT as to relevant factual matters and covenants as to future operations dated as of the date hereof (the “Representation Letter”).

Based solely on the documents, assumptions, and representations set forth above, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, and without further investigation, we are of the opinion that:

(i)	the Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)	the Corporation will succeed to and take into account, as of the Effective Time, the items described in Section 381(c) of the Code of the Trust;

(iii)	commencing with the Consolidated BRT’s taxable year ending December 31, 2015 Consolidated BRT has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its organization and contemplated method of operation are such that it should continue to so qualify for its 2016 taxable year through the Effective Time and for subsequent taxable years; and

(iv)	the discussion in the Registration Statement under the caption “Federal Income Tax Considerations,” to the extent that it summarizes United States federal income tax law, has been reviewed by us and, subject to the limitations, qualifications, exceptions and assumptions set forth therein, constitutes a fair and accurate summary in all material respects.

We will not review, on a continuing basis, Consolidated BRT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of Consolidated BRT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a real estate investment trust under the Code. The ability of Consolidated BRT to continue to meet the requirements for qualification and taxation as a REIT will be dependent upon Consolidated BRT’s ability to continue to meet in each year the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust.

BRT Realty Trust December 20, 2016 Page 3

For purposes of rendering our opinion regarding the Conversion, we have assumed that: (i) the transaction will be consummated in accordance with the provisions of the Conversion Plan and the Articles of Conversion (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement); (ii) the statements concerning the transactions contemplated by the Conversion Plan, the Articles of Conversion and the Representation Letter are, and will remain true, complete and correct in all material respects at all times up to and including the Effective Time and thereafter (where relevant); (iii) any statements made in the Registration Statement or the Representation Letter regarding the “belief” of any person are, and will remain true, complete and correct in all material respects at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification; and (iv) the parties to the Articles of Conversion have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Conversion Plan and the Articles of Conversion. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

For purposes of rendering our opinion regarding the qualification of the Trust as a REIT, we have assumed that: (i) during Consolidated BRT’s 2016 taxable year and subsequent taxable years, it will continue to conduct its affairs in a manner that will make the representations set forth in the Representation Letter true for such years; (ii) neither BRT nor any subsidiary of BRT will make any amendments to its organizational documents after the date of this opinion that would affect Consolidated BRT’s qualification as a REIT for any taxable year; (iii) during Consolidated BRT’s 2016 taxable year and subsequent taxable years Consolidated BRT will meet certain asset, income and distribution requirements applicable to REITs, (iv) if Consolidated BRT were ultimately found not to have met the REIT distribution requirements for any taxable year, such failure was due to reasonable cause and not due to willful neglect; (v) each of BRT and its subsidiaries has been and will continue to operate in all material respects in accordance with the laws of the jurisdiction in which is was formed, and in the manner described in the relevant partnership agreement, LLC operating agreement or other organizational documents; (vi) there will be no changes in the applicable law of Massachusetts or of any other jurisdiction under the laws of which any of the entities comprising BRT and its subsidiaries have been formed that affect the Conversion or affect Consolidated BRT’s qualification as a REIT for any taxable year; and (vii) each of the written agreements to which BRT or its subsidiaries is a party that affect the Conversion or affect Consolidated BRT’s qualification as a REIT for any taxable year has been and will be implemented, construed and enforced in accordance with its terms, without regard to any parole evidence. Except as described herein we have performed no further due diligence and have made no efforts to verify the accuracy or genuineness of the documents, assumptions, and representations set forth above.

BRT Realty Trust December 20, 2016 Page 4

The foregoing opinion is based on the Code and Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion speaks only as of the date hereof and we undertake no obligation to update the opinions expressed herein after the date of this letter. Except as described in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

This opinion is rendered for the sole benefit of the Trust and the Trust beneficiaries whose beneficial interests in the Trust are converted to shares of the Corporation pursuant to the Conversion, and no other person or entity is entitled to rely hereon. Copies of this opinion may not be furnished to any other person or entity without our prior written consent, except as may be required by law, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto in the prospectus included in the Registration Statement under the heading “Federal Income Tax Considerations”. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ TROUTMAN SANDERS LLP